Exhibit 5.1
[FORM OF LEGALITY OPINION]
[LETTERHEAD OF K&L GATES LLP]
_____________ __, 2010
Lance, Inc.
13024 Ballantyne Corporate Place, Suite 900
Charlotte, North Carolina 28277
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as counsel to Lance, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-168849) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of 35,949,067 shares (the “Shares”) of Common Stock, $.83-1/3 par value, of the Company, to be issued by the Company pursuant to that Agreement and Plan of Merger, dated as of July 21, 2010 (the “Merger Agreement”), by and among the Company, Lima Merger Corp., a Pennsylvania corporation and wholly-owned subsidiary of the Company, and Snyder’s of Hanover, Inc., a Pennsylvania corporation.
          Lance has requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended, the Merger Agreement and the corporate action of Lance that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
          Our opinion set forth below is limited to the laws of the state of North Carolina.
          Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in the manner contemplated by the Registration Statement and Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,